Exhibit 10.1

Second AMENDMENT

TO

THE Signal Genetics, Inc. 2014 Stock Incentive Plan

WHEREAS, Signal Genetics, Inc., a Delaware corporation (the “Company”) established and sponsors the Signal Genetics, Inc. 2014 Stock Incentive Plan, effective as of June 17, 2014 (the “Plan”);

WHEREAS, the Company amended the Plan on June 18, 2015 to increase the shares of Common Stock reserved for issuance under the Plan;

WHEREAS, pursuant to section 7(g) of the Plan, the Board of Directors of the Company (the “Board”) has reserved the right to amend the Plan at any time;

WHEREAS, the Financial Accounting Standards Board issued Accounting Standards Update 2016-09 that modifies Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“Topic 718”), now permitting an employer to withhold shares to cover taxes upon exercise or settlement or an award up to the maximum statutory tax withholding rate without the award being classified as a liability for accounting purposes, whereas currently under Topic 718, an award must be classified and accounted for as a liability if shares are withheld (or may be withheld at the employee’s election) to cover taxes in excess of the minimum statutory tax withholding rate; and

WHEREAS, the Board believes it to be in the best interests of the Corporation and its shareholders to adopt the Second Amendment to permit the Corporation to withhold shares of Common Stock underlying Awards up to the maximum stated tax withholding rate, provided that shares of common stock withheld in excess of the minimum statutory tax withholding obligation will not return to the Plan’s share reserve.

NOW, THEREFORE, pursuant to the power reserved by section 7(g) of the Plan, the Plan be and hereby is amended in the following particulars:

1.	By substituting the following for section 7(b) of the Plan in its entirety:

“(b) Withholding of Taxes. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes and the number of shares of Common Stock that may be so withheld may not exceed the maximum statutory tax withholding rate provided that the number of shares of Common Stock that may revert to the Plan to be available for further Awards under Section 4(a) of the Plan shall not exceed in amount the minimum statutory tax withholding obligation.”

IN WITNESS WHEREOF, this First Amendment, having been first duly authorized, approved and adopted by the Board of Directors of the Company on June 23, 2016 is hereby executed below by a duly authorized officer of the Company on this 23rd day of June, 2016.

Signal Genetics, Inc.

By:	/s/ Tamara A. Seymour
Its:	Chief Financial Officer